EXHIBIT 3.1c

ARTICLES OF MERGER
(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First: The name and jurisdiction of the surviving corporation:

Name                                                             JurisdictionDocument Number
(If known/ applicable)

Diversified Global Holdings Group, Inc. Florida P10000079520

Second: The name and jurisdiction of each merging corporation:

Name                                                             JurisdictionDocument Number
Royal Style Design, Inc.	Florida P06000090523

Third: The Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

OR (Enter a specific date. NOTE: An effective date cannot be prior to the date of filing or more than 90 days after merger file date.)

Fifth: Adoption of Merger by surviving corporation - (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the surviving corporation on October 4, 2010

The Plan of Merger was adopted by the board of directors of the surviving corporation on ____________and shareholder approval was not required.

Sixth: Adoption of Merger by merging corporation(s) (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the merging corporation(s) on _______________________

The Plan of Merger was adopted by the board of directors of the merging corporation(s) on October 4, 2010 and shareholder approval was not required.

Seventh: SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature of an Officer orTyped or Printed Name of Individual & Title Director

Diversified Global Holdings

Group, Inc. /s/Richard Lloyd, Chief Executive Officer

Royal Style Design, Inc./s/Richard Lloyd, Chief Executive Officer

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of October 4, 2010 (herein called "this Agreement"), between Royal Style Design, Inc., a Florida corporation (herein called "RSD"), and Diversified Global Holdings Group, Inc., a Florida corporation (herein called "DGH"), said corporations being hereinafter sometimes collectively called the "constituent corporations".

WHEREASd, RSD operates a construction business (the “RSD Operating Business”) and in addition owns, directly or indirectly, 100% of the shares or other ownership interests in ten operating subsidiaries; and

WHEREAS, RSD has incorporated and owns 100 shares of common stock (constituting all of the issued and outstanding common stock) of Royal Style Design Developments, Inc., a Florida corporation (the “New RSD Operating Subsidiary”); and

WHEREAS, RSD and DGH wish to merge, with DGH being the Surviving Company in the merger (the “merger”), and in the merger transfer the RSD Operating Business to the New RSD Operating Subsidiary, so that, as a result of the merger, DGH shall be a holding company, the sole assets of which are the shares or other ownership interests in its subsidiaries; and

WHEREAS, RSD has an authorized capital stock of 500,000,000 shares of Common Stock, par value $.001 per share(the "RSD Common Stock"), of which  87,268,670 shares have been duly issued and are outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock, par value $.001 per share (the “RSD Preferred Stock”), of which no shares are issued and outstanding as of the date hereof; and

WHEREAS, the authorized capital stock of DGH consists of 500,000,000 shares of Common Stock, par value $0.001 per share ("DGH Common Stock"), and 10,000,000 shares of Preferred Stock, par value $0.001 per share ("DGH Preferred Stock"), of which 100 shares of DGH Common Stock have been duly issued and outstanding as of the date hereof and are owned by RSD; and

WHEREAS, at the effective date of the merger (as defined below), RSD will assign and transfer the RSD Operating Business to the New RSD Operating Subsidiary, retaining all shares and other ownership interests in its other subsidiaries, including the 100 shares of the New RSD Operating Subsidiary owned by RSD, so that following the effective date of the merger the assets of DGH, as the Surviving Company in the merger, shall consist only of the shares or other ownership interests owned by RSD in its subsidiaries.

WHEREAS, the Board of Directors of DGH and the Board of Directors of RSD deem it advisable and for the general welfare of said corporations and the shareholders of each, that such corporations merge and consolidate under, and pursuant to, the provisions of the Florida Business Corporation Act. The Board of Directors of each of the constituent corporations have by resolution duly adopted and approved this Agreement.  This Agreement does not require approval of the stockholders of either of the constituent corporations pursuant to Section 607.11045 of the Florida Business Corporation Act.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Merger

RSD shall be merged and consolidated into DGH, which shall be the surviving corporation, all on the effective date of the merger, and the terms and conditions of such merger, the mode of carrying it into effect, the conversion of the shares of RSD and other details and provisions deemed necessary or proper shall be as herein set forth, all in accordance with the Florida Business Corporation Act.  The separate existence and corporate organization of RSD will cease on the effective date of the merger as herein provided, and thereafter RSD and DGH shall be a single corporation, to-wit, DGH (hereinafter sometimes referred to as the "Surviving Company").

ARTICLE II

Effectiveness of Merger

The merger and consolidation shall not become effective before the completion of the following:  (a)  this Agreement shall have been approved by the Board of Directors of each constituent corporation as provided in the Florida Business Corporation Act; (b)  such approval and adoption shall have been certified upon this Agreement by the Secretary or an Assistant Secretary of each of the constituent corporations under the seals thereof; and (c)  this Agreement so approved and adopted, certified, executed and acknowledged shall have been filed with the Office of the Secretary of State of Florida, and said Secretary of State shall certify that this Agreement has been so filed, all the foregoing in accordance with the statutes of the State of Florida.  The merger and consolidation shall become effective on the day when this Agreement, so adopted, certified, executed and acknowledged shall have been filed with the Secretary of the State of Florida, and as used herein the "effective date of the merger" shall mean the date as of which the merger and consolidation shall become effective as aforesaid.

ARTICLE III

Articles of Incorporation of Surviving Company

On the effective date of the merger, the Articles of Incorporation of DGH attached hereto as Exhibit I shall be the Articles of Incorporation of the Surviving Company (the “Surviving Company’s Articles of Incorporation”), until thereafter amended as provided by law, except that on the effective date of the merger the Articles of Incorporation of DGH, the Surviving Company, shall be amended by the addition of the following new ARTICLE X:

ARTICLE X: Required Shareholder Vote.

Pursuant to the provisions of Section 607.11045 of the Florida Business Corporation Act, any act or transaction by or involving this corporation which requires for its adoption under the Florida Business Corporation Act or these Articles of Incorporation the approval of the shareholders of this corporation shall also be approved by the shareholders of this corporation, or any successor by merger, by the same vote as is required under the Florida Business Corporation Act or these Articles of Incorporation.

ARTICLE IV

By-Laws of Surviving Company

On the effective date of the merger, the By-Laws of DGH shall be the By-laws of the Surviving Company (the “Surviving Company’s By-Laws”) until the same shall thereafter be altered, amended or repealed in accordance with law and the Surviving Company’s Certificate of Incorporation and By-Laws.

ARTICLE V

Management of Surviving Company

On the effective date of the merger, the Board of Directors of the Surviving Company shall consist of five directors and the following persons shall be and constitute the directors and officers of the Surviving Company:

Name                                                                           Position

Richard Lloyd	Chief Executive Officer, President, Secretary and Director

Vadim Enikeev	Director

Nikolai Uraev	Director

James Cohen...................	Director

Rustem Likhachev..............	Director

If on the effective date of the merger a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Company, such vacancy may thereafter be filled in the manner provided by the Surviving Company’s By-Laws.

If on the effective date of the merger a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Company, such vacancy may thereafter be filled in the manner provided by the Surviving Company’s By-Laws.

ARTICLE VI

Conversion of Stock, Other Securities

On the effective date of the merger, as defined above, the outstanding shares of stock and other securities of the constituent corporations shall become and be converted as set forth in this Article.

(a) On the effective date of the merger, the outstanding shares of stock and other securities of RSD shall by virtue of the merger and without any action on the part of the holders thereof, automatically become and be converted as follows:

(1)           RSD Common Stock. Each certificate or certificates representing shares of RSD Common Stock shall thenceforth represent one share of DGH Common Stock for each one share of RSD Common Stock represented by such certificate or certificates prior to the effective date of the merger, and the holders thereof shall have precisely the same rights which they would have had if such certificates had been issued by the Surviving Company.

(2)           Other Securities.  No other outstanding securities of RSD, or options to purchase such securities, shall be changed into or entitle the holder or holders to receive securities or to receive any other consideration in connection with the merger.

(b) On the effective date of the merger, the 100 outstanding shares of DGH Common Stock shall be cancelled.

(c) On the effective date of the merger, all assets, liabilities and operations of the RSD Operating Business shall be assigned and transferred to, and assumed by, the RSD Operating Subsidiary, Royal Style Developments, Inc.

ARTICLE VII

Vesting of Rights, Immunities, Privileges, Etc. in Surviving Company

On the effective date of the merger, all the rights, immunities, privileges, powers and franchises of each of the constituent corporations, both of a public and private nature, all property, real, personal and mixed, all debts due on account, as well as for stock subscriptions as all other things in action or belonging to each of the constituent corporations, and all and every other interest, shall vest in the Surviving Company without further act or deed as effectively as they were vested in the constituent corporations; and the title to any real estate, whether vested by deed or otherwise, in either of the constituent corporations shall not revert or be in any way impaired by reason of the merger; and

The Surviving Company shall thenceforth be responsible for all debts, liabilities, obligations and duties of  each of the constituent corporations and all said debts, liabilities, obligations and duties shall thenceforth attach to the Surviving Company and may be enforced against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it, but the liabilities of each constituent corporation or of its stockholders, directors or officers shall not be affected, nor shall the rights of creditors thereof or of any person dealing with either constituent corporation, or any liens upon the property of either of the constituent corporations be impaired by the merger, and all rights of creditors and all liens upon the property of either of the constituent corporations shall be preserved unimpaired, and any action or proceeding pending by or against either of the constituent corporations may be prosecuted to judgment with the same effect as if the merger had not taken place, which judgment shall bind the Surviving Company, or the Surviving Company may be proceeded against or substituted in its place.

If at any time after the effective date of the merger the Surviving Company shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest, perfect or confirm, on record or otherwise, in the Surviving Company, the title to any property or rights of RSD acquired or to be acquired by reason of, or as a result of, the merger, RSD and its proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary or proper to vest, perfect or confirm title to such property or rights in the Surviving Company and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of RSD and the proper officers and directors of the Surviving Company are fully authorized in the name of RSD or otherwise to take any and all such action.

ARTICLE VIII

Assets, Liabilities, on Books of Surviving Company

On the effective date of the merger, after giving effect to the provisions of Article VI(b), the assets, liabilities, reserves and accounts of each constituent corporation shall be taken up on the books of the Surviving Company at the amounts at which they, respectively, shall then be carried on the books of said constituent corporations.

ARTICLE IX

Termination; Abandonment

This Agreement and the merger may be terminated and abandoned by resolution of the Board of Directors of either constituent corporation at any time prior to the effective date of the merger, whether before or after the aforementioned action by stockholders of the constituent corporations, if circumstances develop which in the opinion of such Board make proceeding with the merger inadvisable.  In the event of the termination and abandonment of this Agreement and the merger pursuant to the foregoing provisions of this Article IX, this Agreement shall become void and have no effect, without any liability on the part of either of the parties or its stockholders or directors or officers in respect thereof.

ARTICLE X

Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been signed by the President and the Secretary of RSD, and by the President and the Secretary of DGH, and each of the parties has caused its corporate seal to be hereunto affixed, all as of the day first above written.

ROYAL STYLE DESIGN, INC.

By:_______________________________
Chief Executive Officer

[Corporate Seal]
Attest:

/s/
___________________
Secretary

DIVERSIFIED GLOBAL HOLDINGS GROUP, INC.

By:_________________________________
Chief Executive Officer

[Corporate Seal]
Attest:

/s/
____________________
Secretary

SCHEDULE I TO AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 4, 2010

FILED
10 SEPT -27 PM 4:13
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLES OF INCORPORATION
In compliance with Chapter 607 and/or Chapter 621, F.S. (Profit)

ARTICLE I                                NAME
The name of the corporation shall be: Diversified Global Holdings Group, Inc.

ARTICLE II                                PRINCIPAL OFFICE

The principal street address and mailing address, if different is:
800 N. Magnolia Ave., Suite 105, Pmb 281,Orlando, Florida 32803.

ARTICLE III PURPOSE

The purpose for which the corporation is organized is: Any and all lawful business.

ARTICLE IV SHARES

The number of shares of stock is:
See Attached Continuation to Article IV.

ARTICLE V INITIAL OFFICERS  AND/OR DIRECTORS
Richard Lloyd, Director, 800 N. Magnolia Ave., Suite 105, Orlando, FL 32803.
Vadim Enikeev, Director, 800 N. Magnolia Ave., Suite 105, Orlando, FL 32803.
Nikolay Uraev, Director, 800 N. Magnolia Ave., Suite 105, Orlando, FL 32803
James Cohen, Director, 800 N. Magnolia Ave., Suite 105, Orlando, FL 32803.
Rustem Likhachev, Director, 800 N. Magnolia Ave., Suite 105, Orlando, FL 32803.

ARTICLE VI                                REGISTERED AGENT
The name and Florida Street address (P.O. Box NOT acceptable) of the registered agent is: Pierce, John G., 800 N. Ferncreek Ave., Orlando, FL 32803.

ARTICLE VII  INCORPORATOR
The name and address of the incorporator is: Pierce, John G., 800 N. Ferncreek Ave., Orlando, FL 32803.

See Attached Continuation (Articles VIII-IX)

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

/s/ John H. Pierce                                                      Date: September 23, 2010
Signature/Registered Agent

/s/ John H. Pierce                                                      Date: September 23, 2010
Signature/Incorporator

Signature:.                                /s/ Mark Schiff                                           Date: September 23, 2010
Business Filings Incorporated, Incorporator
Mark Schiff, AVP

DIVERSIVIED GLOBAL HOLDINGS GROUP, INC.

CONTINUATION
To
Articles of Incorporation

Continuation to Article IV:

ARTICLE IV.  Shares.

Section 4.1. The total number of shares of stock which this corporation shall have authority to issue is Five Hundred Ten Million (510,000,000),  Five Hundred Million (500,000,000) of which shall be shares of common stock, par value $0.001 per share, and Ten Million (10,000,000) of which shall be shares of preferred stock, par value $0.001 per share.

Section 4.2. Common Stock. Except as otherwise required by law or as otherwise provided in the terms of any class or series of stock having a preference over  the holders of the common stock shall exclusively possess all voting power, and each share of common stock shall have one vote.

Section 4.3. Preferred Stock.

 (a) Board Authorized to Fix Terms. The Board of Directors is authorized, subject to limitations prescribed by law, by resolution or resolutions to provide for the issuance of shares of preferred stock in one or more series, and, by filing a certificate when required by the Florida Business Corporation Act (FBCA), to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (i) the number of shares constituting that series, including the authority to increase or decrease such number, and the distinctive designation of that series;

         (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, the date or dates from which they shall be cumulative and the relative rights of priority, if any, in the payment of dividends on shares of that series;

         (iii) the voting rights, if any, of the shares of that series in addition to the voting rights provided by law and the terms of any such voting rights;

         (iv) the terms and conditions, if any, upon which shares of that series shall be convertible or exchangeable for shares of any other class or classes of stock of this corporation or other entity, including provision for adjustment of the conversion or exchange rate upon the occurrence of such events as the Board of Directors shall determine;

         (v) the right, if any, of this corporation to redeem shares of that series and the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary according to different conditions and different redemption dates;

         (vi) the obligation, if any, of this corporation to retire shares of that series pursuant to a retirement or sinking fund or fund of a similar nature for the redemption or purchase of shares of that series and the terms and conditions of such obligation;

         (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of this corporation, and the relative rights of priority, if any, in the payment of shares of that series; and

         (viii) any other rights, preferences and limitations of the shares of that series as may be permitted by law.

(b) Dividend Preference. Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on shares of common stock with respect to the same dividend period.

(c) Relative Liquidation Preference. If, upon any voluntary or involuntary liquidation, dissolution or winding up of this corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with their respective priorities and preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(d) Reissuance of Preferred Stock. Subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock, shares of Preferred Stock of any series that have been redeemed or repurchased by this corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms, shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Florida Secretary of State, be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock.

Continuation to Articles of Incorporation (Articles VIII – IX):

ARTICLE VIII: Elimination of Certain Liability of Directors.

No director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director's duty of loyalty to this corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 607.0834 of the FBCA, or (d) for any transaction from which the director derived an improper personal benefit. If the FBCA is hereafter amended to permit a corporation to further eliminate or limit the liability of a director of a corporation, then the liability of a director of this corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall, without further action of the directors or stockholders, be further eliminated or limited to the fullest extent permitted by the FBCA as so amended. Neither any amendment, repeal, or modification of this Article VIII, nor the adoption or amendment of any other provision of these Articles of Incorporation or the bylaws of this corporation inconsistent with this Article VIII, shall adversely affect any right or protection provided hereby with respect to any act or omission occurring prior to the date when such amendment, repeal, modification, or adoption became effective.

ARTICLE IX: Indemnification.

Section 9.1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution procedure, whether (a) civil, criminal, administrative, investigative or otherwise, (b) formal or informal or (c) by or in the right of this corporation (collectively, a
"proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of this corporation or is or was serving at the request of this corporation as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee or agent of this corporation or in any other capacity while serving as such other director, manager, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by this corporation against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys' fees) and settlement amounts incurred or paid, in connection with any such proceeding, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of this corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Until such time as there has been a final judgment to the contrary, a person shall be presumed to be entitled to be indemnified under this Section 9.1. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, either rebut such presumption or create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of this corporation, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person's conduct was unlawful or (c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein. If the FBCA is hereafter amended to provide for indemnification rights broader than those provided by this Section 9.1, then the persons referred to in this Section 9.1 shall be indemnified and held harmless by this corporation to the fullest extent permitted by the FBCA as so amended (but, in the case of any such amendment, only to the extent that such amendment permits this corporation to provide broader indemnification rights than permitted prior to such amendment).

Section 9.2. Determination of Entitlement to Indemnification. A determination as to whether a person who is a director or officer of this corporation at the time of the determination is entitled to be indemnified and held harmless under Section 9.1 shall be made (a) a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. A determination as to whether a person who is not a director or officer of this corporation at the time of the determination is entitled to be indemnified and held harmless under Section 9.1 shall be made by or as directed by the Board of Directors of this corporation.

Section 9.3. Mandatory Advancement of Expenses. The right to indemnification conferred in this Article IX shall include the right to require this corporation to pay the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Board of Directors so determines, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of this corporation (but not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to this corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall be finally determined that such indemnitee is not entitled to be indemnified for such expenses under Section 9.1 or otherwise.

Section 9.4. Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, any provision of these Articles of Incorporation or of any bylaw, agreement, or insurance policy or arrangement, or any vote of stockholders or disinterested directors, or otherwise. The Board of Directors is expressly authorized to adopt and enter into indemnification agreements with, and obtain insurance for, directors and officers.